Exhibit 4.40

IRREVOCABLE POWER OF ATTORNEY TO ATTEND AND TO VOTE IN THE MEETING OF THE SHAREHOLDERS

This Power of Attorney is made on the date written below, by Mr. REINO RAMAPUTRA BARACK, a private person, having his domicile at Jl. Permata Hijau Blok E/95-102, Grogol Utara, Kebayoran Lama, South Jakarta, Indonesia, holder of Identification Card No: 3174052106840004, Indonesia (hereinafter referred to as the "Grantor"), in favor of Noveltech Enterprises Limited, a company established and governed by the laws of Hong Kong (hereinafter referred to as the "Attorney”).

The Grantor is the legal owner and holder of 125 (one hundred and twenty five) registered shares (hereinafter referred to as the "Shares") in the name of the Grantor in PT. INNOFORM, a limited liability company duly established under the laws of the Republic of Indonesia, having its domicile at Central Jakarta (hereinafter referred to as the "Company"), and that the Shares represents 50% (fifty percent) of the issued shares in the Company in total nominal amount of Rp. 625.000.000, - (six hundred and twenty five million Rupiah). The Grantor further represents to the Attorney that the Shares is currently not the subject of any pledge, lien, encumbrance, option right, contract of sale, power of attorney or any other agreement or undertaking which may in any way, affect or restrict the Grantor in the exercise of all his rights as owner of the Shares.

That by a Working Capital Loan Agreement dated 9 April 2012 (hereinafter will be referred to as the “Working Capital Loan Agreement”) made between the Company, as the borrower (“Borrower”) and the Attorney, as the lender (“Lender”), the Attorney as Lender has agreed to grant to Borrower a loan facility in the aggregate principal amount of US$ 25.000.00 (twenty five thousand United States Dollars), upon the terms and conditions set out in the Working Capital Loan Agreement.

Based on the Working Capital Loan Agreement, the Grantor is required to provide security in favor of the Attorney by granting this Irrevocable Power of Attorney, and the Grantor hereby grants this power of attorney with the rights of substitution to the Attorney as the Grantor’s true and lawful attorney with full power of substitution, to do and perform the following acts, deeds and things on our behalf and for our risk and account in such manner and in such form as the Attorney shall perform from time to time deem necessary or appropriate on behalf of the Grantor.

ESPECIALLY

The Grantor hereby grants power of attorney with the rights of substitution to the Attorney to perform and exercise for and on behalf of the Grantor and in the name of the Grantor all acts, deeds and things which the Grantor as the owner of the Shares now and in the future is entitled to perform and exercise, amongst other without limitations to receive notes and to attend all Meetings of Shareholders (both Annual General Meetings and Extraordinary General Meetings), to participate in the discussions at any such Meetings, to cast votes on the Shares at any such Meetings in respect of all resolutions proposed thereat, to request the convening of such Meetings, to include any items on the agenda of such Meetings and to submit proposal, to agree and to reject proposals which submitted during such Meetings, to perform and exercise any other rights and authorities which the Grantor possesses under Indonesian law and the Company's Articles of Association, such performance and exercise

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to be effected in accordance with the Articles of Association of the Company and the laws of the Republic of Indonesia.

The power of attorney granted in this Irrevocable Power of Attorney and all other powers granted herein are irrevocable and form an integral and inseparable part of the Working Capital Loan Agreement and shall not be terminated by any reason including any reason set forth in Articles 1813, 1814, 1815 and 1816 of the Indonesian Civil Code (Kitab Undang-Undang Hukum Perdata) as presently or hereinafter in effect. The Grantor further declares that the power and authority conferred hereunder is given for valuable consideration and shall remain irrevocable by the Grantor until the Borrower's obligations under the Loan Agreement and the other security documents are discharged.

This Power of Attorney shall remain valid until cancelled by the Attorney by way of a written instrument of cancellation duly signed by or on behalf of the Attorney.

In the event that any additional power of attorney or approval of the Grantor is needed for the purpose of this Irrevocable Power of Attorney, that power of attorney or approval shall be deemed to have been given in this Irrevocable Power of Attorney and such power shall be deemed the specific powers as referred to in Article 1796 of the Indonesian Civil Code (Kitab Undang-Undang Hukum Perdata), therefore a specific and separate document is not necessary.

The Grantor hereby expressly declares and agrees that any acts, deeds, assurances, agreements, or instruments done, executed, sealed, delivered or perfected by the aforesaid attorney shall be as good, valid and effectual to all intents and purposes whatsoever as if the same had been done, executed, sealed and delivered or perfected by it in person and the Grantor hereby undertakes to ratify and confirm the same and the power and authority hereby conferred.

Except as requested by the Attorney, the Grantor hereby irrevocably agrees that he shall not perform or exercise any of the shareholder's rights attached to the Shares for as long as this Power of Attorney shall not have been canceled by the Attorney in the manner provided for hereinabove.

In compliance with the Law of the Republic of Indonesia No. 24 of 2009 regarding National Flag, Language, Coat of Arms, and Anthem, this Irrevocable Power of Attorney shall be executed in both Bahasa Indonesia and the English languages in the following order, i.e.: the Grantor and the Attorney shall firstly sign the English version of this Irrevocable Power of Attorney and both parties undertake to also enter into the Indonesian version of this Irrevocable Power of Attorney immediately following to the execution of the English version of this Irrevocable Power of Attorney. If for any reason whatsoever the Indonesian version of this Irrevocable Power of Attorney cannot be executed and signed by the Grantor and the Attorney, this Irrevocable Power of Attorney shall be remain valid, binding, and enforceable against the parties. Notwithstanding the above, in the event of any inconsistency between the Bahasa Indonesia and the English language texts (or, if this Irrevocable Power of Attorney is further translated into any other language, such other language text) or should there be any dispute on the meaning or interpretation of certain provisions, the parties hereby agree that the English language text shall prevail.

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This Power of Attorney shall in all respect be governed by and construed in accordance with the laws of the Republic of Indonesia.

Jakarta, 9 April 2012

The Grantor:
Mr. REINO RAMAPUTRA BARACK

[signature]

Accepted and agreed by the Attorney: NOVELTECH ENTERPRISE LIMITED

[signature]	[signature]
By: Ms. Tan, Peck Joo	By: Mrs. Dewi Tembaga
Its : Director	Its: Director